EXHIBIT 2
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
AT THE COMPANY                                     AT THE FINANCIAL RELATIONS BOARD
------------------------------------------------   --------------------------------
JILL M. VALES            SPENCER FRAZIER           DOUG DELIETO     CHRISTINAHOWARD
CHIEF FINANCIAL OFFICER  CHIEF MARKETING OFFICER
(FINANCIAL INFO.)        (TRAVEL MEDIA INFO.)      (GENERAL INFO.)  (ANALYST INFO.)
(561) 266-0860           (561) 266-6180                    (212) 661-8030
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                  THE TRAVEL COMPANY TO ACQUIRE ALUMNI MARKETER

                       AND ENTER PACKAGED VACATION SEGMENT

Delray Beach, Fl, January 11,1999 -- Travel Services International, Inc., dba The Travel Company (Nasdaq: TRVL), a leading specialized distributor of leisure travel services, today announced that it has signed a definitive agreement to acquire all of the outstanding capital stock of AHI INTERNATIONAL CORPORATION of Rosemont, Illinois. The purchase price of $25.6 million will be paid in cash and shares of common stock of the Company. The acquisition, which will be accounted for under the purchase method of accounting, is expected to close within thirty days subject to customary closing conditions and is expected to be accretive to earnings in 1999.

Founded by Richard and Arlene Small in 1962 as Alumni Holidays, AHI develops, markets and sells packaged European vacations to individuals that are members of over 200 university and college alumni associations throughout North America, utilizing sophisticated direct marketing techniques. AHI's tours typically combine air, hotel, and European river cruises in packages ranging in length from 7 days to 15 days. AHI is also a longstanding provider of alumni tour packages to college bowl games such as the Rose Bowl. The Small family will continue to manage the business of AHI as a wholly-owned subsidiary of The Travel Company. Gross sales in 1998 were approximately $61 million.

Joseph Vittoria, Chairman and Chief Executive Officer of The Travel Company, stated: "We are extremely pleased to add AHI to our portfolio of specialized distributors of leisure travel. AHI is a well-established, well-managed, profitable niche marketer with a demonstrated track record of internal growth. They serve a very large, yet focused market - over 40 million alumni - with excellent demographics and a high propensity for leisure travel. AHI also possesses a great deal of expertise in direct marketing, mailing over 16 million brochures annually, which should benefit our other direct-to-consumer business units."

Mel Robinson, Vice President of Corporate Development, added: "After evaluating dozens of acquisition candidates in this segment since our 1997 IPO, we feel that AHI represents an excellent

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choice as our very first acquisition in the packaged vacation segment. Under the capable leadership of two generations of the Small family, we expect AHI to continue growing not only with its core packaged vacation products, but also with new products and services that should further strengthen AHI's ties to alumni associations and their members."

                               ##################

STATEMENTS CONTAINED IN THIS PRESS RELEASE REGARDING FUTURE FINANCIAL AND OPERATING PERFORMANCE AND RESULTS, SALES, REVENUE, MARKETING PLANS AND INITIATIVES, ACQUISITIONS, OPERATIONAL INITIATIVES, TECHNOLOGY, THE ECONOMY AND OTHER STATEMENTS THAT ARE NOT HISTORICAL FACTS ARE FORWARD LOOKING STATEMENTS. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS, AND ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM ANY RESULTS ANTICIPATED IN ANY FORWARD LOOKING STATEMENT. THE FORWARD LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES TO THE COMPANY, INCLUDING BUT NOT LIMITED TO THE RISKS ASSOCIATED WITH: SUCCESSFUL DEPLOYMENT AND INTEGRATION OF SYSTEMS, FACTORS AFFECTING INTERNAL GROWTH AND MANAGEMENT OF GROWTH, THE COMPANY'S ACQUISITION STRATEGY AND AVAILABILITY OF ADEQUATE FINANCING, THE COMPANY'S ABILITY TO IMPLEMENT ITS STRATEGIC TECHNOLOGY, MARKETING AND OPERATIONAL INITIATIVES, THE TRAVEL INDUSTRY, THE COST AND AVAILABILITY OF ADVERTISING, SEASONALITY, QUARTERLY FLUCTUATIONS AND GENERAL ECONOMIC CONDITIONS, DEPENDENCE ON TECHNOLOGY AND TRAVEL PROVIDERS, AND OTHER FACTORS, INCLUDING THOSE DISCUSSED IN THE COMPANY'S FORM 10-K AND IN THE COMPANY'S PROSPECTUS DATED JULY 15, 1998 (INCLUDED IN A FORM S-1 REGISTRATION STATEMENT) ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

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